Exhibit 99.1

VIAVID
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WidePoint Corporation

Third Quarter 2015 Earnings Conference Call

November 9, 2015

C O R P O R A T E P A R T I C I P A N T S

David Fore, Hayden Investor Relations

Steve L. Komar, Chairman and Chief Executive Officer

James T. McCubbin, Executive Vice President, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Mike Crawford, B. Riley and Company

Greg Hillman, First Wilshire Securities Management

P R E S E N T A T I O N

Operator:

Good day and welcome to the WidePoint’s Third Quarter 2015 Financial Results Conference Call. Today’s conference is being recorded.

At this time, I’d like to turn the conference over to David Fore at Hayden IR. Please go ahead, sir.

David Fore:

Thank you, Operator. Good afternoon to all participants in WidePoint’s Third Quarter 2015 Financial Results Conference Call. With me today are WidePoint’s Chairman and CEO, Steve Komar; and Chief Financial Officer, Jim McCubbin. Steve will provide an overview of the quarter’s developments and accomplishments and Jim will provide additional financial and operational view and outlook. Then, we’ll open the call to questions from participants.

Before I turn the call over to Steve, I’d like to remind all participants that during this conference call, any forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals, including financial guidance and similar expressions including without limitation expressions using the terminology; may, will, believe, expects, plans, anticipates, predicts, forecast, and expressions which reflects something other than historical facts are intended to identify forward-looking statements. These forward-looking statements involve a number of risks factors and uncertainties, including those discussed in the Risk Factor sections of WidePoint’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and other SEC filings the Company releases. Actual results may differ materially from any forward-looking statements due to such risks factors and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after this conference call, except as required by law.

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I’d like to turn the call over to WidePoint’s Chairman and CEO, Steve Komar for opening remarks. Steve?

Steve L. Komar:

Thank you, David and good afternoon to all of you who have joined us here today. First, let me state that it has been a very busy quarter here at WidePoint. There are several recent developments and accomplishments that I would like to share with you today and of course, we’d like to express our appreciation to all of you for your continued interest and support of WidePoint Corporation.

But before I do that, let me open by saying that overall our third quarter financial performance did not meet Management’s expectations. While we continue to invest in our new partnerships, our next-generation Identity Management solutions, our platform consolidation and enhancement, and our sales and marketing efforts, all of which are key, medium and long-term strategies for our success. Our projections for an acceleration of revenue growth did not come to pass in this quarter with a predictable negative impact on our path to profitability.

There were several good reasons for this and the so called good news aspect of this shortfall is that each of the reasons for relating to timing and not to market or competitive deterioration, a hopeful indication of that is the almost $9 million of new contract value signings that were achieved during the quarter.

In quick summary, the three key factors behind this shortfall include first, slow adoption of Cert-on-Device and PIV-I capability by federal markets and second, an extended timeline and task order issuance under the DHS BPA by the three remaining target agencies; and finally, an underestimation of product lifecycle and go-to-market lead times involved with our mobile device provider partners such as Samsung, LG, and Kyocera.

I personally feel that we did everything we could do as a Management Team and an Organization to address the first two factors.

The third or lead time factor was honestly a Management miscalculation primarily resulting from our overly enthusiastic view about the time-to-market involved with these partner and market opportunities. To be completely clear, we still firmly believe that these mobile manufacturer—relationships will be fundamental to our meeting our future revenue growth goals and that they will retain a very high priority focus with us. Jim will discuss the third quarter’s financial performance and shortfall as well as an outlook for coming quarters in more specific detail in his prepared remarks.

Notwithstanding the short-term issues already mentioned, I’d like to focus for a moment on our progress and milestones achieved during the third quarter, all of which will contribute to our future success and achieving our growth targets.

During the quarter we completed the transition of the Immigration and Customs Enforcement Agency fully onboard to our ITMS Managed Service product under the DHS BPA. In addition to having a happy customer, we’ve recently seen an Office of the Inspector General report complimenting ICE for its compliance with Cybersprint mandates while panning other agencies that have not adopted the ITMS Managed Solution. Even more recently, we’ve now received the first task orders from the US Secret Service, another of the agencies on our target list. Essentially, that leaves the US Coast Guard and FEMA as our remaining targets.

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In that regard, I’m pleased to announce our recent partnership with Rear Admiral Bob Day, US Coast Guard (Retired) who will help us pursue new and expanded business opportunities within the Homeland Security and Cyber Technology markets. Admiral Day is a former CIO of the Coast Guard and he was front and center in managing multiple enhancing changes in technology during his deck tenure at Coast Guard. We look forward to working closely with Bob to aggressively exploit our addressable markets for our next-generation IT solutions.

In addition, we are engaged with other technology partners to bring higher margin, expanded mobile telecommunications products and services to the DSH agencies under our existing BPA. Also of note, our growing pipelines and backlogs on the commercial, and state and local government side of the Telecom Managed Services business.

In addition to new relationships realized in that market during 2015, we’ve expanded several new revenue generating engagements with existing key customers such as Southwest Airlines, Compass Corporation, and WellCare. The DHS BPA clearly represented a large portion of our growth over the prior year and we expect it to drive continued growth in the future. However, this is just one opportunity, although a large one that we are investing in to reach our targeted growth rates in the quarters and years ahead.

Meanwhile on another critically important front, we believe we are making good progress with our Cyber Security initiatives, particularly for Certificate-on-Device for individuals, devices, and the Internet of Things. We are completing our strategic multi-year product roadmap for the future of our product set and our derived credentialing capability continues to be well received. Our ability to integrate with a wide variety of devices has expanded from smartphones and tablets to other machine devices that need the security that our multi-factor offerings can provide.

From a partner perspective, we have been very actively involved with Samsung. With our search now available as part of Samsung’s KNOX security container and with joint reseller agreements in place and having conducted joint live demos of our combined security capabilities, just in the course of the past few months to DHS, The Department of Defense, The Department of Education, and The Department of Interior, and feedback has been positive and interest levels quite high. We’re also engaged with Kyocera on hardened devices for first responders and with LG for commercial market enterprise penetration strategies even as we conservatively reassess the time-to-market for these respective opportunity.

On other partner fronts, our relationship and market potential with AT&T continues to expand and grow. As of today, we have four specific opportunities we are working jointly, encompassing both, financial and health related verticals, and we expect to announce some if not all of these initiatives in the coming few months.

On yet another solutions front, we are particularly excited about our new online bill presentment and analytics solution offerings. During the last quarter our UK team successfully launched the new online bill presentment and analytics solution with Three Ireland, and were selected by Telefonica UK for their provisioning of cloud digital Services. Most recently our Dublin Team showcased these solutions at the BroadSoft Connections Event in Arizona to better target the North American Communication Service Provider, or CSP, consumer market.

Our strategy is to further expand our data analytics offerings into the North American market and concurrently via our landed presence in the European community supporting the expansion of our US based services into European and Middle Eastern markets. Most importantly, our outlook for the fourth quarter and the first half of 2016 anticipates incremental revenue growth from our core cyber and telecommunications managed solutions, both as the government’s Cybersprint fully kicks-in and as we penetrate the remaining DHS agency components with our TLM and Cyber Solutions.

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Additionally, we expect our consulting and data analytics units to continue their proven growth performance while expanding the geographic markets that they are currently serving. We remain very confident that the investments in technology, marketing, and personnel, that we’ve made to-date will support our planned growth in the years ahead. Our target markets are large and growing and we expect them to be very rewarding for us as we look to the future.

As we’ve stated on past calls, our efforts are focused on defined key initiatives, including the executing our plan to scale and in leveraging our DHS BPA relationship in marketing and selling our Cert-on-Device and next-generation Identity Management offerings, and growing our higher margin businesses and revenue streams, and growing our state, local, and commercial markets’ penetration both here and abroad, and then aggressively controlling our spending to preserve corporate liquidity.

With that, I’d like to thank you all for your continued interest and commitment. I would now like to turn the call over to Jim McCubbin, WidePoint’s CFO for an in-depth discussion of our quarterly financial results, and his outlook for the remainder of the year.

Jim, the floor is yours.

James T. McCubbin:

Thank you, Steve. Hello everyone. Thank you again for joining our call today. Today in my remarks, I’m going to discuss some and review our third quarter 2015 financial results and provide an update on our financial expectations for the remainder of the year.

In the third quarter, revenue grew approximately 17% to $17 million from $14.5 million in the same period last year. Within our managed mobile services revenue, which consists of carrier services and managed services, we saw carrier services more than double to $9.1 million this quarter from $4.4 million in the third quarter of 2014, primarily as a result of our continuing progress in bringing on new agencies under our DHS BPA.

In examining our third quarter 2015, as it compares to our second quarter 2015 however, we did witness a slight decline in carrier services from approximately $9.6 million to $9.1 million respectively as a result of our optimizing and therefore reducing the units under management for our current DHS clients demonstrating some of the cost savings that our services provide. This revenue reduction in carrier services on its face was materially the cause of the net change in total reduced revenues in comparing the second quarter of 2015 to the third quarter of 2015 as managed services remain somewhat steady at approximately $7.8 million in both the second quarter and third quarters of 2015.

In looking at the comparison to the third quarter 2015 over the third quarter of 2014 for our managed services, revenues did fall approximately $2.2 million materially as a result of software reselling activity falling $2.9 million to approximately $1.9 million comparatively while only being replaced by approximately $700,000 of higher margin recurring managed services.

While the trend of building and expanding higher margin recurring managed services is our goal and we are pleased that we are witnessing this trend continue overall, we do need to recognize that we record revenues over a broader period of time for these managed services as compared to how software reselling within our managed services revenue line is recognized all at once.

Given that, we do anticipate software reselling at this time to remain somewhat stable from the third quarter to fourth quarter of 2015 at approximately $2 million and we anticipate recognizing revenue from some of our recent awards in managed services. Therefore, we believe we should see an increase in overall managed services in the fourth quarter over the third quarter of 2015 respectively.

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In the event that we witnessed any softness in software reselling with our managed services revenues, let us note that while it could reduce revenue somewhat, it would not impact gross margins on an absolute basis materially and would most likely drive margins higher on a percentage basis.

Further, given that we do not anticipate carrier services falling anymore at this time as a result of the optimization of units under management and that we have recently added some new task orders from one of the three remaining agencies under our DHS BPA, we do believe we should see a slight upside in carrier services in the fourth quarter as compared to the third quarter of 2015.

Combining these two outlooks for carrier services and managed services, would therefore suggest that our fourth quarter revenue should exceed our third quarter revenues of 2015 at this point in time. Our initial estimates put us in the $17.5 million to $18.5 million range assuming no new material awards or acceleration of work or fall-off in software reselling activities.

Our gross profit for the Company was $3.1 million compared to $4 million in the same period over a year ago. Our gross margin decline was largely due to a higher ratio of lower margin carrier services versus higher margin managed services along with investment cost for additional capacity in support of our next-generation identity management services.

However, we believe that with the greater mix of managed services we should witness an increase in our gross margin in the near-term, as well as in the longer term as we anticipate a leveling off of carrier services as we wait for more task orders for carrier services to be added to our DHS BPA from awarded agencies as we hopefully realize the onboarding of the last two agency task quarters under our DHS BPA contract.

While we may witness some fluctuations in margins with new DHS BPA carrier services, we believe at this time that will only impact gross margins on a percentage basis and on a gross or absolute dollar basis, we expect to witness increased gross margins.

Now looking at sales and marketing; sales and marketing expenses of third quarter of 2015 were approximately $800,000 or 5% of revenues as compared to approximately $900,000 or 6% of revenues in the same period last year. The decline in sales and marketing reflects changes we made to optimize our sales labor and channel commissions. Short-term, given this we may realize a continued decline and then leveling off of sales and marketing expenses as we further optimize our sales environment to support of our new channel partners and as we see no awards from the new revenue streams from our existing and evolving internal sales resources and channels.

General and administrative expenses for the quarter were proximately $3.9 million or 23% of revenues as compared to approximately $3.8 million or 26% of revenues in the same period last year. The slight increase in G&A expenses was attributable to the technology investments in our software platforms and next-generation identity management services. The percentage decrease was attributable to greater revenue volume offsetting fixed costs.

At this point we anticipate our general and administrative cost should fall in the fourth quarter of 2015 as a result of optimizing our indirect cost, investments, and facility expenses.

In looking at the fourth quarter of 2015 and our expectations for slightly higher revenues along with improved gross profitability, coupled with slightly lower expected sales in general and administrative expenses; you can see how we are turning our attention to improving our financial metrics as we continue to grow the business.

Given that we ended the period with cash and cash equivalents of approximately $10.4 million, that we have paid down our debt materially with approximately $1.5 million and total debt remaining, we would like to let everyone know that we continue to manage your financial matters with a balance towards investment in technology in sales and marketing while demonstrating our intent on producing a business model that also drives profitability as we grow.

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While this can be somewhat of a difficult dance to achieve while building out a new business line, we are committed to achieving these results and building value for all of our Stakeholders as we move forward and optimizing the blend of our investments, our sales and marketing initiatives with the revenue streams as they come online.

Now at this point, I also want to change up a little how we have managed questions in the past.

At this time I had gone out and asked a number of people to go out and look for questions from some of the Shareholders and submit them. Moving forward we’re going to be answering questions that have been submitted to us and then that way focusing our Q&A on institutions and our analysts on this call. With that though, I would like to thank Gordon, and Kelso, and Peter, and David, and John, for all going out and seeking out questions and giving us the questions so we could answer them. I’m going to answer the initial first set of questions and then hand over the last question for Steve before we move over to the Analysts.

So with that, some of the basic questions was someone ask, in fact a few people asked for the name of the commercial banking client that WidePoint is working on.

Well, one, we can’t tell you that. We wish we could but we can’t. Two, we can clarify. It is a financial services institution, and we are working with them. We have booked some revenue with them. We’re in process of continuing to work with them. That was the first question.

The second question was really when will we first see the first real CoD revenues hit?

Well, with that we can estimate and guess based on certain endeavors that we’re working on now. We are working with a number of clients that we’re setting up all the infrastructure work, presently on COD. Given that we are expecting the first real sticky COD revenues to be delivered in early 2016. With that, we’re excited to finally see this moving along.

The third question that was provided to us, were really—what were the status and numbers out of Europe with Soft-eX?

I’m not quite sure what this question was trying to ask but nonetheless, I’m going to answer it or attempt to answer it. Soft-eX is an acquired company that is based out of Dublin, Ireland. It is headed up by Ian Sparling, absolute phenomenal manager. What we’re expecting out of Soft-eX right now is about $6 million in revenue and growing with 20% EBITDA contribution. We also are consolidating the results and as well as a lot of the work that we’re doing together between our telecom expense management services in the US and in Europe. So we are now for the first time working together between the two teams, supporting clients in Europe, as well as bringing their analytics software into the US and part of that is a recent work that they’ve done with Broadsoft. I’m sure if you want to ask a further question on that, just submit it, we’ll try to clarify what you’re really asking.

The next question was for a status of the remaining BPA.

So right now as everybody knows, we’re dtrying to lock down FEMA and the United States Coast Guard. We are working with both organizations. There are some RFPs and various government procurement documents being worked on with FEMA that we’re expecting to see in early 2016. The Coast Guard, we are in dialogue with now and as you know with Admiral Day and various others, we’re doing everything we can to accelerate that. The third major component that was missing, we’ve already gotten our initial task quarters. We’re just starting. We believe over the next three to six months we’ll just see that expand out as we get our hands wrapped around that. So that’s right now the status of the remaining BPA as it goes to the core services.

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We also are in there marketing with DHS non-core services which really are focused on some of the drive credentialing, some of the next-generation identity services that they are looking at moving, adopting, and expanding on, among a number of their agencies. The combination of positive results out of all of that should put us in great shape for some solid growth from the DHS BPA in 2016.

The next question we have is, when will first revenues hit from COD?

I think I’ve addressed that and then a further question is projected revenue for Cert-on-device “sticky”? I’m not quite sure what you mean is sticky. It is a recurring license revenue model. I would consider that sticky but I don’t know how to define sticky at this point.

The final two questions here before I hand it over to Steve, for Steve to answer the final question is this. Will John Atkinson be replaced?

I can just say this; in my view there is no replacement for John Atkinson. John and I have been friends, we’ve worked together, John and I continue to work together and he continues to support Steve, Paul, and a number of us. While he is not here full time, he is still here giving us advice, giving us counsel, and participating where and however can. Will he be replaced? The answer that we’re looking at right now is we’re focusing our attention on building and really locking down subject matter expertise in sales and marketing within Cyber Security and more specifically in Identity Management to really focus and push that area. So as it goes to someone who is a generalist at this time, we’re not looking for that generalist, we’re looking for specialists to build and augment off the initial Team that John recruited and built.

Now with the final question that was emailed over to me was; will we still be EBITDA positive by the year-end?

At this point, given what I know, I do not believe so. I believe we will cut our losses from the third quarter to the fourth quarter because of some increasing in managed service revenues, some increases in margins, some decreases in sales and marketing, as well as G&A expenses as we optimize the business model.

I think we’ll, we’ll make headway getting there. I think with some of the delays from Coast Guard and from Secret Service and others in making their awards, it has put us behind, more of a timing issue than anything. But we are listening to everyone. We are doing everything we can to optimize the business and move it forward.

So—it is a balancing act as I said in my prepared remarks. It is a dance where we have to really focus on investing in the sales and marketing and the technology where we need to make headway and work in scale, and is highly profitable, while at the same time making sure that we don’t waste money and inadvertently on longer term measures. So we are doing that balance right now and we do believe as we continue to grow the business that we will achieve that result.

Now on the last question that was submitted, this is more of Steve’s area of expertise with our Samsung relationship and this question was from John and I’m handing this over to Steve.

Steve L. Komar:

Thank you, Jim. I will try to answer John’s question as best as I can. I want to make just one general observation before I get specific and that is that as it goes through these strategic partner relationships, we’re kind of in a new world for a small growing Company and there is a real challenge associated with responding to large, well known strategic partners who have some pretty strong demands on occasion and we’ve been tested to try and keep this alive and to stay current as it relates to three or four of our partners.

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Having said that, I will say that Samsung is one of the highest priority partners we have. We have in place with them today a strategic partnership agreement with Samsung. We have issued joint press releases announcing not only the partnership but the integration of the WidePoint Cert-on-Device capability into the KNOX security container. We have a total of three reseller agreements now in place that basically allow an effective cross-marketing of products and services between the two organizations. We are actually quite seriously engaged, on a Senior Management level, with WidePoint Corporation of course and with the Samsung America’s Management Team and we meet periodically to ensure that sufficient focus and resources are put in place to move the relationship forward.

We interact constantly with their technology teams. We interface with them, we co-plan with them and that involves their technology teams on the East Coast, on the West Coast of the United States, and in Korea. Most recently, and I mentioned this I think in my earlier comments, we had a number of joint demonstrations to target government market agencies and actually utilizing not only Samsung personnel but their remarkably high-tech demonstration facilities and capabilities. So there is a real commitment to this relationship.

Our challenge remains responding to multiple requests and individuals from a very large interested partner and moving this relationship forward on a timely basis. It’s a good challenge. We think we have an excellent relationship with Samsung and we’re convinced that we’re going to have some very strong and positive success as we move into the next couple of quarters. John, I hope that helps.

James T. McCubbin:

With that, we can move it on to questions from our Analysts and our Institutional Holders.

Steve L. Komar:

All right, Jim, let’s open the call to additional questions or comments. Melissa if you can assist us by opening the line, sequencing the questions and comments from our listeners that would be greatly appreciated.

Operator:

Certainly. Ladies and gentlemen, to ask a question at this time, please press, star, one on your telephone keypad. If you’re on a speaker phone, please make sure that your mute function is turned off to allow your signal to reach our equipment. Once again, for questions at this time, please press star, one now.

Our first question will come from Mike Crawford with B. Riley and Company.

Mike Crawford:

Thank you.

Steve L. Komar:

Hey Mike.

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Mike Crawford:

In the past you hoped for some dramatic ramping recurring services revenue from trials leading to pilots, leading to full scale deployments of Cert-on-Device deployments. Can you quantify in any manner what level of recurring services revenue you would be happy to achieve in ‘16 and in 2017 related to these trials?

James T. McCubbin:

Mike, this is Jim. While we can’t pin it down exactly, we would like to see a dramatic shift in revenues to—I think what you’re talking about is Cert-on-Device and next-generation Identity services, we would like to see anywhere from $5 million to $15 million in revenues come online on a run rate. Right now we’re working with some large organizations and it’s taking a little bit longer than we anticipated to get everything started because there has been more infrastructure work than we anticipated.

The market volumes are there, we just have to get it going and that’s just where we stand at this point in time. The partners that we have do believe that there is a sizeable market opportunity and a sizeable client base for these services.

Mike Crawford:

Okay, great and then just a little separate—what’s the cost of the Bob Day channel to get into the Coast Guard?

James T. McCubbin:

We’re actually working with two organizations, Bob Day through his own as well as Deepwater (phon) and we are talking probably under six figures or right around there on an annual basis. So we’re not talking a whole lot of money relatively speaking, much like hiring a consultant and a group and then there is some success payout on the award. So most of it is padded on the backend and that’s built into the pricing.

Steve L. Komar:

I was going to step on your line Jim, I’m glad you straightened that out. Yes, I think what we’re dealing with is some relatively modest payments on an ongoing basis with a pretty strong success component associated with that. That’s the way we like to structure our agreements.

Mike Crawford:

Okay and then last question is, so gross margin has declined for five quarters sequentially as you’ve ramped up on kind of basic services with the DHS. So I understand FEMA is not going to be until mid-2016, Coast Guard’s coming but these other agency members—component agencies—that have taken basic service, right, these are the ones you want to be marketing your value-added services to. So how much of a gross margin tick up can you get in 2016 to 2017 as these things start to layer in because you know 20% is too low.

James T. McCubbin:

Yes, like I know, right now. When we kind of play and look at the fourth quarter numbers, on a $1 million incremental uptick, we’re looking for least 200 basis points minimally on overall margins. Right then and there for a basic metric. We believe as we add the higher margin revenues which range from anywhere from 40% to 90%, that’s the kind of impact it has. So you’re really layering that. Right now carrier services are probably leveling off for the fourth quarter. Managed services, if all goes well, will jump another $1 million with higher margins you’ll see about a two percentage overall basis point jump right there for the fourth quarter.

When we look at our modeling out, we can just kind of see how that drives to the upside but it’s curvilinear. Every million dollars in 50% margin really does dramatically improve the bottom line and improve the margin mix.

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Mike Crawford:

Okay, thank you.

Steve L. Komar:

Thank you.

Operator:

Our next question will come some Greg Hillman with First Wilshire Securities Management.

Greg Hillman:

Yes. Hi gentlemen. Can you talk about the Internet of Things a little bit in terms of how big is the addressable market, what kind of resources are you putting on it and just kind of just talk about your roadmap there and who your partners are and exactly what is it? I’m just asking about the Internet of Things, the addressable market, your roadmap to attack the market, the partners you’re engaging with in that market and just connect the dots a little bit and give me a better idea of what’s going on there.

.

Steve L. Komar:

Yes, it’s a very interesting question and we’ll try to answer it to the best of our abilities. We put out a preliminary product roadmap and put up some, what we consider to be aggressive timelines against addressing various aspects of this market blitz. Our sense of Internet of Things is that it is about the third or fourth opportunity from a calendarization standpoint that’s out there. So if you ask me today who our partners are for that particular aspect, I will say to you that that is frankly a TBD that we’re working on the early stages.

If you ask me about the four or five other aspects, some of which we’re already engaged with, I would start out by telling you that obviously the large original equipment manufacturers that we’ve talked too, were are already actively engaged with. We also have several other technology partners ranging from Mount Airey Group to SPYrus in terms of the window-to-go capability. So we have a lot more definition and what we believe our product game plan is through 2016. We are putting the final touches on the year 2017 and beyond.

James T. McCubbin:

Greg, I think you’re looking, I think you’re looking for what do we believe the addressable marketplace is?

Greg Hillman:

Yes.

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James T. McCubbin:

Okay. So that’s addressed in the product portfolio that we’ve been building, we have been addressing it by building Cert-on-Device for the individual, Cert-on-Derived Credentialing for the individual, as well as the actual phone or machine, as well as a machine-to-machine for the machine. That’s really kind of more deploys to the Internet of Things. As it goes to just on the federal government side alone, the addressable marketplace for say mobile devices, is in the low seven figures. We’re seeing for PV-I, we’re seeing for Derived Credentials that expands into the millions. Right now everybody is testing out in the thousands and putting out quotes for the hundreds of thousands.

As you really move from mobile devices, and in mobile devices there is you know just in the US alone, last time I looked, over 300 million mobile devices. If you just kind of pull it back and look at just corporations, internal users, there is millions of users just on the business front. So we know that it’s a very large addressable marketplace for just mobile devices as you go and factor in different devices such as just laptops and or tablets, it grows further.

As you address what you’re calling the Internet of Things, that’s truly everything from initially maybe IP phones where there is a big focus because it’s security related to that to freaking any kind of car, to any kind of airplane, to any kind of network switch, it propagates itself extremely widely. That’s why so many of the large partners that are working with us, they are more interested in being able to provide some sort of credential for these devices because there are so many of them.

Samsung in itself, if you listen to some of their prepared comments, are focused on the Internet of Things because they make more than just phones and in all these things they are trying to propagate them to work through communication channels. Automobiles are doing the same thing. It’s a major change in the way people secure their things and everybody wants to do it through some sort of robust infrastructure and credentialing methodology. We have one that works very well in the mobile environment.

Greg Hillman:

Okay, thanks. So it could be a more than $10 million opportunity for you sometime in the next ten years or in the next five years easily.

James T. McCubbin:

Yes. Everybody out there and all the large players are in this world investing a lot of money for one reason and one reason only; and this is just the connectivity of where we’re going and how we live, work and play, and we’re very early in this whole world and people talk about Big Data, they have not seen Big Data until we really see the connectivity of all of these kind of smart and dumb devices. One of the reasons we’re working on deploying an infrastructure as well as very thin applications, is to be able to get down to really object IO level of these devices because that’s where they can truly be secured with a couple of the carriers. That’s why we’re working with them on embedding at the factory level and that’s why we’re going through all of this work because we do know the opportunity is just very large and it’s not large just for WidePoint it’s large for many players because that’s where we’re going. That’s where the marketplace is being driven to.

Greg Hillman:

Okay. Thanks for your comments.

Steve L. Komar:

Greg, before you go, this is Steve. Let me just ask you a question because I heard one part of your comment you said, you thought that would translate into $10 million a year over the next ten years. I don’t know if I heard you correctly?

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Greg Hillman:

I said actually—I didn’t put too much thought into it—but I think it would contribute, it would end up being $10 million a year market for WidePoint sometime in the next five years but I think that would be a very conservative estimate.

Steve L. Komar:

I see, yes and I would agree with that readily.

James T. McCubbin:

If the marketplace is telling us where they want to go and where we want to go, the opportunity still remains very large. It’s just if it was easy, everybody else would be doing it. It’s not easy and many very sharp people are working it. We’re lucky to have some very sharp people on our Team that have been working in this environment for over 15 plus years.

Greg Hillman:

Okay, great. Thanks gentlemen.

Steve L. Komar:

Thanks Greg.

Operator:

That does conclude our question-and-answer session for today and I’d like to turn the conference back over to Steve Komar for additional or closing remarks.

Steve L. Komar:

Thank you, Melissa. Well, and obviously it appears we have addressed all the listeners’ questions. Operator, thank you for your assistance.

As a closing comment, we remain very excited about our business prospects and progress over the coming quarters. Thank you so much for your continued interest in WidePoint. On a side note for those of you planning to attend, WidePoint will be presenting at the LD Micro Conference in Los Angeles early in December.

Again, thank you for your time and attention today. On behalf of the WidePoint Team, we wish you a very pleasant evening. Thank you.

Operator:

That does conclude our conference for today. Thank you for your participation.

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